EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Med-X, Inc.

Canoga Park, CA

We consent to the incorporation in this Registration Statement on Form S-1 of Med-X, Inc. of our report dated March 23, 2026, related to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

 Tampa, Florida

September 25, 2026